                                                              Exhibit A
                          SECURITIES EXCHANGE AGREEMENT
                          -----------------------------


         THIS SECURITIES EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of this 23rd day of December, 1996 by and among LONDON PACIFIC LIFE & ANNUITY COMPANY, a North Carolina stock life insurance company ("London Pacific"), BERKELEY TECHNOLOGY INVESTMENTS LIMITED, a Jersey, Channel Islands, corporation ("BTIL"), and ALLIANCE HOLDING CORPORATION, a Delaware corporation ("Alliance").


                                    RECITALS
                                    --------

         A. Alliance entered into that certain Debenture Agreement dated as of December 15, 1993 (the "Debenture Agreement") with BTIL and Nortek, Inc., a Delaware corporation, pursuant to which Alliance issued its debenture, dated December 31, 1993 to BTIL (the "Debenture"). Section 2.5 of the Debenture Agreement provided that upon certain "Qualifying Events of Liquidity," Alliance would be obligated to pay to the holder of the Debenture an additional payment (the "Liquidity Payment"), calculated in the manner specified in such Section 2.5.

         B. Alliance and BTIL entered into an Agreement dated as February 28, 1994 (the "1994 Agreement"), pursuant to which, among other things, Alliance issued to BTIL a Promissory Note, dated February 28, 1994, in the original principal amount of $225,000 (the "Note").

         C. Pursuant to a Transfer Agreement dates as of June 22, 1994 between BTIL and London Pacific (the "Transfer Agreement"), BTIL transferred to London Pacific (i) the Note and (ii) the Debenture, except for the entitlement of the holder of the Debenture to receive the "Liquidity Payment" upon a "Qualifying Event of Liquidity." Under the Transfer Agreement, London Pacific acquired all of the rights of BTIL under the 1994 Agreement insofar as it related to the Note and all of the rights of BTIL under the Debenture and the Debenture Agreement, except for the right of the holder of the Debenture to receive the "Liquidity Payment" upon a "Qualifying Event of Liquidity." BTIL retained the right under the Debenture and the Debenture Agreement to receive the "Liquidity Payment" upon a "Qualifying Event of Liquidity."

         D. Effective October 18, 1996, Alliance effected a transaction in which its subsidiaries Century Surety Company ("CSC") and Commercial Surety Agency, Inc., d/b/a Century Surety Underwriters ("CSU"), were merged into newly-created subsidiaries of International Alliance Services, Inc., a Delaware corporation (formerly known as Republic Environmental Services, Inc.--hereinafter to be referred to as "IASI"), Upon the consummation of such mergers, in exchange for all of its interests in CSC and CSU, Alliance received (i) an aggregate of 14,760,000 shares of the Common Stock of IASI, (ii) warrants to purchase an additional (a) 1,400,000 of the Common Stock of IASI at $2.625 per share, (b) 1,400,000 shares of the Common Stock of IASI at $3.125 per share,


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and (c) 1,400,000 shares of the Common Stock of IASI at $3.875 per share, and
(iii) a promissory note in the principal amount of $4,000,000.

         E. Under the terms of the Agreement and Plan of Merger, dated May 19, 1996, as amended (the "Merger Agreement") Alliance also agreed to execute a Lock-Up Agreement, dated October 18, 1996, which contains certain contractual restrictions on its disposition of the IASI Shares received in the mergers.

         F. Whereas, BTIL and Alliance disagree as to whether a "Qualifying Event of Liquidity" has occurred, or if it has occurred, what is the value of the "Liquidity Payment", and

         G. Whereas, BTIL and Alliance have elected to settle the matters as to a "Qualifying Event of Liquidity" and "Liquidity Payment" and to execute mutual releases (other than claims arising under this Agreement), and whereas BTIL, London Pacific and Alliance desire to satisfy, in full, the obligations under the Debenture and Note, all on the terms and conditions set forth below:


                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       EXCHANGE OF SECURITIES.

         (a) TRANSFER OF SECURITIES BY ALLIANCE. Alliance hereby agrees to exchange, assign and transfer unto BTIL and London Pacific One Million Three Hundred Seventy Thousand (1,370,000) shares of the Common Stock of IASI (the "IASI Shares") and warrants (the "IASI Warrants") to purchase Eighty-Five Thousand (85,000) shares of the Common Stock of IASI at a purchase price of $3.125 per share, exercisable in whole or part at any time and from time to time from the date of Delivery (as defined below) of such IASI Warrants until 6:00 p.m., Eastern Daylight Time, on October 17, 1999. The sale or other disposition by BTIL and/or London Pacific of one-half (Six Hundred Eighty-Five Thousand (685,000)) of the IASI Shares (the "Initial Lock-Up Shares") shall be subject to limitations and restrictions until April 18, 1997 (six months after the mergers) and the remaining 685,000 IASI Shares (the "Second Lock-Up Shares") and the shares issuable under the IASI Warrants shall be subject to resale restrictions until October 18, 1998, all in accordance with that certain Lock-Up Agreement of even date herewith among Alliance, BTIL and London Pacific (the "Lock-Up Agreement") in the form of EXHIBIT A attached hereto and made a part hereof by this reference. Notwithstanding the terms of the Lock-up Agreement, either BTIL or London Pacific, without the consent of Alliance, may transfer the Initial Lock-up Shares, the Second Lock-up Shares, the IASI Warrants, and the shares issuable under the IASI Warrants, or any of such securities, to any of their respective "affiliates", provided such transferees agree, in writing, to be bound by the terms of the Lock-up Agreement. The term "affiliate" shall have the meaning prescribed in Rule 405


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promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         (b) SALE UNDER REGISTRATION STATEMENT. The Delivery by Alliance of the IASI Shares and the IASI Warrants under Section 1(a) above is contemplated to be made pursuant to the prospectus forming a part of Registration Statement No. 333-15413 filed on November 1, 1996 by IASI (the "Registration Statement"). Until the expiration of 48 hours following notice by Alliance to BTIL of the effectiveness of the Registration Statement, BTIL, on behalf of itself and London Pacific, can terminate this Agreement by providing written notice of such termination to Alliance. In the event the Registration Statement is not effective by January 31, 1997, BTIL can, at its option, either (i) terminate this Agreement by providing written notice of such termination to Alliance or
(ii) require Alliance to deliver to it, as part as a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the Securities Act"), the identical number of IASI Shares and IASI Warrants specified in subsection (a) above, together with an assignment of Alliance's registration rights as to such shares and warrants

         (c) ALLOCATION OF SHARES AND WARRANTS BETWEEN BTIL AND LONDON PACIFIC. With respect to the securities described in subsection (a) above of this Section 1, at the Delivery, Alliance shall deliver unto London Pacific such number of IASI Shares, with appropriate executed forms of assignment and transfer, in such proportion between Initial Lock-Up Shares and Second Lock-Up Shares, as London Pacific and BTIL shall jointly instruct Alliance on the day immediately preceding the day of the Delivery. Alliance shall deliver unto BTIL at the Delivery the remainder of the IASI Shares and all of the IASI Warrants, with appropriate executed forms of assignment and transfer.

         (d) RELINQUISHMENT OF DEBENTURE AND PROMISSORY NOTE BY LONDON PACIFIC AND BTIL. Upon Delivery of the IASI Shares and IASI Warrants, London Pacific and BTIL shall accept the IASI Shares and the IASI Warrants transferred by Alliance pursuant to subsections (a) and (b) above of this Section 1 as payment in full of all obligations owing by Alliance to London Pacific and BTIL under the Note and the Debenture, including, without limitation, the entitlement of the holder of the Debenture to receive the "Liquidity Payment" upon a "Qualifying Event of Liquidity" under the Debenture Agreement. Upon such Delivery, London Pacific and BTIL shall relinquish the Promissory Note and the Debenture, each marked "Paid in Full," to Alliance.

         (e) MUTUAL RELEASE. Except as to their respective covenants, representations, warranties and obligations under this Agreement, (i) Alliance agrees to fully release, acquit and discharge BTIL, London Pacific and their respective officers, directors, employees, parents and subsidiaries from and against any and all actions, causes of actions, claims and demands of whatever kind or nature, known and unknown, foreseen and unforeseen, suspected and unsuspected, asserted or unasserted, which Alliance has or may have against them by reason of any fact, matter or thing through the date of this Agreement, and
(ii) BTIL and London Pacific agree to fully release Alliance and its respective officers, directors, employees, parents and subsidiaries from and against any and all actions, causes of actions, claims and demands of whatever kind or nature, known and unknown, foreseen and unforeseen, suspected and unsuspected, asserted or unasserted, which BTIL and London Pacific have or may have against them by reason of any fact, matter or thing through the date of this Agreement.



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2.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF ALLIANCE. As a material inducement to London Pacific and BTIL to enter into this Agreement and consummate the transactions contemplated hereby, Alliance represents, warrants and, where applicable, covenants to London Pacific and BTIL as follows:

         (a) CORPORATE STATUS. Alliance is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Alliance has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. There is no pending or threatened proceeding for the dissolution, liquidation or insolvency of Alliance.

         (b) CORPORATE POWER AND AUTHORITY. Alliance has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Alliance has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         (c) ENFORCEABILITY. This Agreement has been duly executed and delivered by Alliance and constitutes a valid, legal and binding obligation of Alliance, enforceable against Alliance in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         (d) NO VIOLATION. The execution and delivery by Alliance of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Alliance with the terms and provisions hereof, will not: (i) result in a breach of, or constitute a material default under (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration under, or create any obligation to pay money or otherwise perform a material act pursuant to, any of the terms, conditions, or provisions of any contract, agreement, promissory note or other instrument to which Alliance is a party or by which Alliance or a material portion of its assets or properties may be bound; (ii) conflict with, or result in any breach of any provision of, the Articles of Incorporation or Bylaws or other governing instruments of Alliance; (iii) violate any domestic or foreign, federal, state or local law, rule, regulation, statute or ordinance application to or binding on Alliance or its properties, or any determination, ruling, decree or judgment of any arbitrator or a court or any other governmental or quasi-governmental entity, official or authority having jurisdiction over Alliance or any material portion of its assets or properties; or (iv) result in the imposition of any lien or encumbrance upon any of the capital stock, properties or assets of Alliance.

         (e) CONSENTS AND APPROVALS. No consent, approval, waiver or other action by any person or entity who is not a party to this Agreement or under any domestic or foreign, federal, state or local law, rule, regulation, statute or ordinance applicable to or binding on Alliance or is properties is required or necessary for the execution or delivery by Alliance of this Agreement or the consummation of the transactions contemplated hereby, or the performance by Alliance of its obligations hereunder, except (i) such consents, approvals, waivers or other actions as Alliance has


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already obtained, or (ii) where the failure to obtain such consents, approvals, waivers or other actions would not prevent or delay the consummation of the transactions contemplated by this Agreement or otherwise prevent Alliance from performing its obligations hereunder, or result in the imposition of a material penalty, tax or other liability on BTIL or London Pacific.

         (f) CAPITALIZATION OF IASI. The authorized capital stock of IASI consists of 100,000,000 shares of common stock, $0.01 per value per share. As of the date of this Agreement, 30,492,618 shares of the common stock of IASI are issued and outstanding. Except (i) 16,200,000 shares subject to outstanding warrants issued in the Merger and the simultaneous stock issuances and (ii) 5,154,632 shares of IASI common stock reserved for issuance under the Company's employee benefit plans or with respect to other outstanding options and warrants, to the best of Alliance's knowledge, there are (Y) no rights, options, warrants, convertible securities, subscription rights or other agreements, calls, plans, contracts or commitments of any kind relating to the issued and unissued capital stock of, or other equity interests in, IASI, and (Z) no contractual obligations of IASI or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the common stock of IASI or any capital stock of, or any equity interest in, any of its subsidiaries. Notwithstanding the foregoing, IASI has signed a best efforts placement agreement with Allen & Company, Inc. with respect to the private placement of 3,500,000 shares and warrants to purchase at $11 per share an additional 3,500,000 shares (collectively, the "Units")at $9.00 per Unit.

         (g) GOOD AND MARKETABLE TITLE. Upon delivery to BTIL and London Pacific of the certificates for the IASI Shares and certificates for the IASI Warrants, BTIL and London Pacific will acquire good, valid and marketable (except for the provisions of the Lock-Up Agreement) title to and beneficial record ownership of the IASI Shares and the IASI Warrants. The IASI Shares are validly issued and outstanding and are fully paid and non-assessable. IASI has reserved 85,000 shares of its common stock for issuance upon the exercise of the IASI Warrants, and, upon exercise of the IASI Warrants (including, without limitation, payment in full of the exercise price to IASI), the shares of common stock to be issued by IASI upon such exercise (the "IASI Warrant Shares") will be validly issued, fully paid and non-assessable.

         (h) REGISTRATION OF SHARES. Assuming the IASI Shares delivered at Delivery are delivered under the above referenced Registration Statement, then, subject to the terms of the LockUp Agreement, BTIL and London Pacific may freely re-sell, transfer or distribute to the public the IASI Shares without liability under the Securities Act or under the securities or Blue Sky laws of any state in the United States arising by reason of any failure of registration or qualification of the IASI Shares. The Registration Statement does not, nor at the time of its effectiveness will it, contain (i) an untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading with respect to the information furnished therein as to Alliance or with respect to IASI for events occurring on or after October 17, 1996 or (ii) to the best of Alliance's knowledge, an untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements in the Registration Statement relating to IASI for events prior to October 17, 1996, or relating to any other selling shareholder, not misleading.



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         (i) LISTING OF SHARES. The IASI Shares have been, and the IASI Warrant
Shares, when issued, will be approved for quotation on the NASDAQ National
Market.

         (j) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on any arrangements or agreements made by or on behalf of Alliance.

3. REPRESENTATIONS AND WARRANTIES OF BTIL. As a material inducement to Alliance to enter into this Agreement and consummate the transactions contemplated hereby, BTIL represents and warrants to Alliance as follows:

         (a) CORPORATE STATUS. BTIL is a corporation duly incorporated, validly existing and in good standing under the laws of the Bailiwick of Jersey. BTIL has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. There is no pending or threatened proceeding for the dissolution, liquidation or insolvency of BTIL.

         (b) CORPORATE POWER AND AUTHORITY. BTIL has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. BTIL has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         (c) ENFORCEABILITY. This Agreement has been duly executed and delivered by BTIL and constitutes a valid, legal and binding obligation of BTIL, enforceable against BTIL in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         (d) NO VIOLATION. The execution and delivery by BTIL of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by BTIL with the terms and provisions hereof, will not: (i) result in a breach of, or constitute a material default under (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration under, or create any obligation to pay money or otherwise perform a material act pursuant to, any of the terms, conditions, or provisions of any contract, agreement, promissory note or other instrument to which BTIL is a party or by which BTIL or a material portion of its assets or properties may be bound; (ii) conflict with, or result in any breach of any provision of, the Articles of Incorporation or Bylaws or other governing instruments of BTIL;
(iii) violate any domestic or foreign, federal, state or local law, rule, regulation, statute or ordinance application to or binding on BTIL or its properties, or any determination, ruling, decree or judgment of any arbitrator or a court or any other governmental or quasi-governmental entity, official or authority having jurisdiction over BTIL or any material portion of its assets or properties; or (iv) result in the imposition of any lien or encumbrance upon any of the capital stock, properties or assets of BTIL.



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         (e) CONSENTS AND APPROVALS. No consent, approval, waiver or other action by any person or entity who is not a party to this Agreement or under any domestic or foreign, federal, state or local law, rule, regulation, statute or ordinance applicable to or binding on BTIL or is properties is required or necessary for the execution or delivery by BTIL of this Agreement or the consummation of the transactions contemplated hereby, or the performance by BTIL of its obligations hereunder, except (i) such consents, approvals, waivers or other actions as BTIL has already obtained, or (ii) where the failure to obtain such consents, approvals, waivers or other actions would not prevent or delay the consummation of the transactions contemplated by this Agreement or otherwise prevent BTIL from performing its obligations hereunder, or result in the imposition of a material penalty, tax or other liability on Alliance.

         (f) INVESTMENT INTENT. BTIL is acquiring the IASI Shares and the IASI Warrants solely for the purpose of investment or for the purposes of re-selling the IASI Shares and IASI Warrant Shares at such times as may be economically beneficial, as determined in the business judgment of BTIL. BTIL has no intention of participating in the formulation, determination or direction of the basic business decisions of IASI.

         (g) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on any arrangements or agreements made by or on behalf of BTIL.

4. REPRESENTATIONS AND WARRANTIES OF LONDON PACIFIC. As a material inducement to Alliance to enter into this Agreement and consummate the transactions contemplated hereby, London Pacific represents and warrants to Alliance as follows:

         (a) CORPORATE STATUS. London Pacific is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. London Pacific has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. There is no pending or threatened proceeding for the dissolution, liquidation or insolvency of London Pacific.

         (b) CORPORATE POWER AND AUTHORITY. London Pacific has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. London Pacific has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         (c) ENFORCEABILITY. This Agreement has been duly executed and delivered by Alliance and constitutes a valid, legal and binding obligation of London Pacific, enforceable against London Pacific in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.



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         (d) NO VIOLATION. The execution and delivery by London Pacific of this
Agreement, the consummation of the transactions contemplated hereby, and the compliance by London Pacific with the terms and provisions hereof, will not: (i) result in a breach of, or constitute a material default under (with or without due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration under, or create any obligation to pay money or otherwise perform a material act pursuant to, any of the terms, conditions, or provisions of any contract, agreement, promissory note or other instrument to which London Pacific is a party or by which London Pacific or a material portion of its assets or properties may be bound; (ii) conflict with, or result in any breach of any provision of, the Articles of Incorporation or Bylaws or other governing instruments of London Pacific; (iii) violate any domestic or foreign, federal, state or local law, rule, regulation, statute or ordinance application to or binding on London Pacific or its properties, or any determination, ruling, decree or judgment of any arbitrator or a court or any other governmental or quasi-governmental entity, official or authority having jurisdiction over London Pacific or any material portion of its assets or properties; or (iv) result in the imposition of any lien or encumbrance upon any of the capital stock, properties or assets of London Pacific.

         (e) CONSENTS AND APPROVALS. No consent, approval, waiver or other action by any person or entity who is not a party to this Agreement or under any domestic or foreign, federal, state or local law, rule, regulation, statute or ordinance applicable to or binding on London Pacific or is properties is required or necessary for the execution or delivery by London Pacific of this Agreement or the consummation of the transactions contemplated hereby, or the performance by London Pacific of its obligations hereunder, except (i) such consents, approvals, waivers or other actions as London Pacific has already obtained, or (ii) where the failure to obtain such consents, approvals, waivers or other actions would not prevent or delay the consummation of the transactions contemplated by this Agreement or otherwise prevent London Pacific from performing its obligations hereunder, or result in the imposition of a material penalty, tax or other liability on Alliance.

         (f) INVESTMENT INTENT. London Pacific is acquiring the IASI Shares solely for the purpose of investment or for the purposes of re-selling the IASI Shares at such times as may be economically beneficial, as determined in the business judgment of London Pacific. London Pacific has no intention of participating in the formulation, determination or direction of the basic business decisions of IASI.

         (g) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on any arrangements or agreements made by or on behalf of London Pacific.

5.       DEMAND REGISTRATION.

         (a) REQUEST FOR REGISTRATION. In the event that Alliance shall receive from BTIL a written request that IASI effect any registration, qualification or compliance with respect to all or any portion of the IASI Warrant Shares or, if applicable, the IASI Shares then held by BTIL (or any affiliate of BTIL), Alliance will as soon as practicable, cause IASI to use its best efforts, at Alliance's or IASI's sole cost and expense, to effect all such registrations, qualifications, and compliances


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(including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of BTIL's IASI Warrant Shares as are specified in such request.

         (b) FILING OF REGISTRATION STATEMENT. Alliance shall cause IASI to file a registration statement covering IASI Warrant Shares and, if applicable, the IASI shares so requested to be registered as soon as practical, but in any event within 90 days, after receipt of the request of BTIL; provided that if IASI shall furnish to BTIL a certificate signed by the President of IASI stating in the good faith judgment of the Board of Directors that it would be detrimental to IASI and its stockholders for such registration statement to be filed at the date filing would be required and it is therefore essential to defer the filing of such registration statement, IASI shall have an additional period of not more than 90 days within which to file such registration statement. Such certificate and deferral of registration may be given only once in any 360 day period.

         (c) LIMITATION ON REQUEST. BTIL shall be entitled to one request for registration pursuant to this Section 5 if the only shares with registration rights are the shares issuable upon exercise of the IASI Warrants. If the IASI Shares received by BTIL and London Pacific were issued in a private transaction, then BTIL and London Pacific shall have one demand registration statement and an unlimited number of rights to demand registration under a Form S-3, provided that only three demands to register on a Form S-3 may be made in any one year period. BTIL and London Pacific's rights to demand registration with respect to the IASI Shares shall expire on the fourth anniversary of Delivery; provided that if the SEC adopts an amendment to Rule 144 shortening the holding period for permitted sales under clause (k) of Rule 144 from three years to a lesser period, the registration rights provided herein shall expire one year after the end of the shortened holding period.


6.       CONDITIONS TO DELIVERY.

         (a) CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE DELIVERY. The respective obligations of each party to this Agreement to effect the Delivery of the IASI Shares and IASI Warrants, and also of the delivery of the Notes and Debentures, shall be subject to the fulfillment of the condition, which may be waived, in whole or in part, to the extent permitted by applicable law, that: no governmental or quasi-governmental entity, official or authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of any of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that each of the parties to this Agreement agrees that it will use its best efforts to take, or cause to be taken all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders as are


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necessary for the consummation of the transactions contemplated by this
Agreement and to cause any decree, judgment, injunction or other order which restricts, prevents or prohibits consummation of any of the transactions contemplated by this Agreement to be vacated and lifted.

         (b) CONDITIONS TO THE OBLIGATIONS OF BTIL AND LONDON PACIFIC. The obligations of BTIL and London Pacific to accept the Delivery of the IASI Shares and IASI Warrants, and to deliver the Note and Debenture, are also subject to the following conditions, any and all of which may be waived, in whole or in part, to the extent permitted by applicable law.

                  (i) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Alliance contained in this Agreement shall be true and correct in all material respects as of the date of Delivery as though made on and as of the date of Delivery; and

                  (ii) AGREEMENT AND COVENANTS. Alliance shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Alliance on or prior to the date of Delivery.

         (c) CONDITIONS TO THE OBLIGATIONS OF ALLIANCE. The obligations of Alliance to proceed with Delivery of the IASI Shares and IASI Warrants and accept delivery of the Note and Debenture are also subject to the following conditions, any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (i) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of BTIL and London Pacific contained in this Agreement shall be true and correct in all material respects as of the date of Delivery as though made on and as of the date of Delivery; and

                  (ii) AGREEMENT AND COVENANTS. BTIL and London Pacific shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by BTIL and London Pacific on or prior to the date of Delivery.

7.       DELIVERY.

         (a) PLACE AND TIME. The final settlement of the transactions contemplated by this Agreement (the "Delivery") shall take place at the offices of Berkeley International Capital Corporation, 650 California Street, Suite 2800, San Francisco, California 94108, on the third business day after London Pacific shall have notified Alliance that London Pacific shall have satisfied all of its conditions to the Delivery set forth in Section 6(c) above, or at such other place and time as the parties may agree.

         (b)      DELIVERIES AT DELIVERY.

                  (i) DELIVERIES BY ALLIANCE. At the Delivery, Alliance shall deliver to London Pacific one or more certificates representing in the aggregate the IASI Shares being sold, assigned and transferred to London Pacific by Alliance in such number of shares as shall have been determined pursuant to Section 1(c) above. At the Delivery, Alliance shall deliver to BTIL one or more certificates representing in the aggregate the remainder of the IASI Shares being sold, assigned and transferred to BTIL by Alliance and one or more certificates representing the IASI Warrants.

                  (ii) DELIVERIES BY BTIL AND LONDON PACIFIC. At the Delivery, BTIL and London Pacific shall deliver to Alliance the Promissory Note and the Debenture, each marked "Paid in Full."

8. TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Delivery, as follows: (i) by written agreement of the parties; (ii) by BTIL or London Pacific if the Delivery has failed to occur on or prior to January 31, 1997, or upon a breach of any representation, warranty, covenant or agreement on the part of Alliance set forth in this Agreement, or if any representation or warranty of Alliance shall have become untrue; or (iii) by Alliance upon a breach of any representation, warranty, covenant or agreement on the part of BTIL or London Pacific set forth in this Agreement, or if any representation or warranty of BTIL or London Pacific shall have become untrue. Any such termination shall be without prejudice to any claim which any party may have against another party for breach of this Agreement (or any representations, warranty, covenant or agreement included herein).

9.       ADDITIONAL AGREEMENTS.

         (a) FURTHER ASSURANCES; BEST EFFORTS. Each party to this Agreement shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and will use its best efforts to obtain the satisfaction of the conditions to the Delivery set forth in Section 6 above.

         (b) COOPERATION. Each party to this Agreement agrees to cooperate with the other parties in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any legal requirement or the rules of the NASDAQ National Market in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any court or any other governmental or quasi-governmental entity, official or authority to any such transactions.

         (c) SEC FILINGS RELATING TO TRANSFER OF SHARES. Each party to this Agreement shall, at its own expense, file whatever documents with the SEC as may be necessary or advisable under the Exchange Act and the rules and regulations promulgated thereunder to report the transfer of IASI Shares and IASI Warrants as contemplated by this Agreement.

         (d) SEC FILINGS RELATING TO IASI. Alliance agrees (i) to cause IASI to maintain any qualification or approval obtained in connection with the registration statement referenced in Section 5 for so long as the Registration Statement remains effective, and amend or supplement registration statement, the prospectus contained therein or other offering document used in connection therewith to the extent necessary in order to comply with the Securities Act and the Exchange Act and (ii) as promptly as practicable to notify BTIL and London Pacific of the occurrence of an event requiring the preparation of a supplement or amendment to the registration statement and/or the prospectus contained therein so that, the registration statement and/or the prospectus contained therein will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and as promptly as practicable make available to BTIL and London Pacific any such supplement or amendment.

         (e) SEC REPORTS AND NASDAQ COMPLIANCE. In the event Alliance makes any claims against IASI for breaches of the Merger Agreement, as it relates to an untrue statement of a material fact, or an omission to state a material fact required to be stated in any SEC or NASDAQ filing, Alliance agrees that BTIL and London Pacific shall be entitled to share in any recovery by Alliance in the same proportion that the Shares received by them under this Agreement bears to the Shares received by Alliance under the Merger Agreement. For purposes of this subsection (e), shares subject to outstanding warrants shall be counted as shares issued. The inclusion of this subsection (e) shall not require Alliance to take any action against IASI, if Alliance, in its sole and absolute discretion, elects not to take such action.

         (f) NOTIFICATION OF CERTAIN MATTERS. Alliance shall give prompt notice to BTIL and London Pacific, and BTIL and London Pacific shall give prompt notice to Alliance, of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate, or any covenant, condition or agreement contained herein not to be complied with or satisfied.

         (g) PUBLIC ANNOUNCEMENTS. Prior to the Delivery, none of the parties to this Agreement shall make any public release of information relating to the matters contemplated by this Agreement except that any party may issue a press release in form and content agreed to by all the parties to this Agreement upon the execution of this Agreement and/or upon the Delivery.

         (h) SECURITIES TRADING. Each of the parties hereby agrees that between the date of this Agreement and the Delivery, it will refrain, and will use its best efforts to cause its officers, directors, shareholders, affiliates, representatives and agents to refrain from any securities trading activities with respect to the common stock of IASI.

10. INDEMNIFICATION. Alliance shall indemnify and hold harmless BTIL and London Pacific against and from any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlements, compromises, costs and expenses (including, without limitation, attorneys' fees and expenses and the allocated cost and expenses of in-house counsel) or deficiencies (collectively, "LOSSES") resulting from a breach of a representation, warranty or covenant by Alliance and all claims, charges, actions or proceedings (collectively, "PROCEEDINGS") incident to or arising out of the foregoing. BTIL shall indemnify and hold harmless Alliance against and from any and all Losses resulting from a breach of a representation, warranty or covenant by BTIL and all Proceedings incident to or arising out of the foregoing. London Pacific shall indemnify and hold harmless Alliance against and from any and all Losses resulting from a breach of a representation, warranty or covenant by London Pacific and all Proceedings incident to or arising out of the foregoing.

         Any party entitled to indemnification under this Section 9 (an "INDEMNIFIED PARTY") shall give notice as promptly as reasonably practicable to each party required to provide indemnification hereunder (an "INDEMNIFYING PARTY") of any action commenced against or by it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have on account of this Section 9 so long as such failure shall not have materially prejudiced the position of the Indemnifying Party. Upon such notification, the Indemnifying Party shall assume the defense of such action if it is a claim brought by a third party, and after such assumption the Indemnified Party shall not be entitled reimbursement of any expenses incurred by it in connection with such action except as described below. In any such action any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary, or (b) the named parties in any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, which shall not be unreasonably withheld or delayed by such Indemnifying Party, but if settled with such consent of if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party against any Loss by reason of such settlement or judgment.

11.      MISCELLANEOUS.

         (a) NOTICES. In order to be effective, any notice or other communication required or permitted hereunder, shall, unless otherwise stated herein, be in writing and shall be transmitted by messenger, delivery service, mail, telex, telegram, telecopy or cable at its address set forth below:


If to Alliance:                             Alliance Corporation
                                            10055 Sweet Valley Road
                                            Valley View, Ohio 44125
                                            Attention: Mr. Craig L. Stout
                                            Telecopier: (216) 447-9137
with a copy to:                     Anne L. Meyers & Associates Co., L.P.A.
                                    2 Summit Park Drive, Suite 150
                                    Independence, Ohio 44131-2553
                                    Attention: Anne L. Meyers, Esq.
                                    Telecopier: (216) 520-4350

If to BTIL:                         Berkeley Technology Investments Limited
                                    Minden House
                                    6 Minden Place
                                    St. Helier, Jersey
                                    Channel Islands
                                    Attention: Mr. Ron Green
                                    Telecopier: (011) 44-1-534-607799

with a copy to                      Berkeley International Capital Corporation
                                    650 California Street, Suite 2800
                                    San Francisco, California 94108
                                    Attention: John W. Quarterman, Esq.
                                    Telecopier: (415) 249-0553

If to London Pacific:               London Pacific Life & Annuity Company
                                    3109 Poplarwood Court
                                    Raleigh, North Carolina 27604
                                    Attention: Ms. Susan Y. Gressel
                                    Telecopier: (919) 981-2797

with a copy to:                     Berkeley International Capital Corporation
                                    650 California Street, Suite 2800
                                    San Francisco, California 94108
                                    Attention: John W. Quarterman, Esq.
                                    Telecopier: (415) 249-0553

or at such other address as a party shall designate in a written notice to the other parties hereto given in accordance with this Section 11(a). All notices and other communications shall be effective (i) if sent by messenger or delivery service, when delivered; (ii) if sent by mail, five days after having been sent by certified mail, with return receipt requested; (iii) if sent by telegraph or cable, when delivered to the telegraph or cable company; or (iv) if sent by telex or telecopier, when sent. In order to be effective, any notice transmitted to an address outside the United States of America by any means other than telex or telecopier shall at the time of transmittal be duplicated by counterpart telex or telecopier notice.

         (b) SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, notwithstanding any investigation made by any of the parties, or their agents or representatives. All statements as to factual matters contained in any certificate, exhibit or other instrument delivery by or on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby, except as expressly provided therein, shall be deemed to be representations and warranties of such party hereunder as of the date of such certificate, exhibit or schedule.

         (c) REMEDIES. Alliance, on the one hand, and London Pacific and BTIL, on the other hand, acknowledge that the other would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of a party in this Agreement was not performed in accordance with its terms, and it is therefore agreed that each of Alliance, on the one hand, and London Pacific and BTIL, on the other hand, in addition to and without limiting any other remedy or right such party may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of Alliance, on the one hand, and London Pacific and BTIL, on the other hand, hereby waives any and all defenses such party may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. All rights, powers and remedies cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party at any time to require performance by another party of any provision hereof shall not diminish the full right to require such performance at any time thereafter. The waiver by any party of a breach of any provision hereof shall not be a waiver of the provision itself or any other breach thereof. No failure on the part of any party to exercise any right or remedy hereunder, and no delay on the part of any party hereto in exercising any such right or remedy, shall preclude any other or further exercise thereof or of any other right or remedy.

         (d) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Alliance may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder without the prior written consent of London pacific and BTIL. London Pacific and BTIL may assign, grant participation in, sell, or otherwise transfer some or all of their interest in any of their rights under this Agreement.

         (e) ENTIRE AGREEMENT, AMENDMENT. This Agreement constitutes the entire agreement among Alliance, BTIL and London Pacific with respect to the subject matter hereof; supersede all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof; and may be amended or modified only with the written consent of all the parties hereto.

         (f) SEVERABILITY. In the event that any provision of this Agreement, or the application of such provision to any party or set of circumstances, shall be determined to be unenforceable to any extent, the remainder of this Agreement, and the application of such provision to parties or circumstances other than those as to which it is determined to be unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio exclusive of choice of law provisions which would direct the application of another jurisdiction's law.

         (h) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constituted but one and the same agreement.

         (i) AMENDMENTS, APPROVALS AND WAIVERS. Whenever the waiver, permit, consent or approval of any kind by the parties (including, without limitation, approval of amendments to this Agreement) is required under this Agreement, the same must be in writing to be binding upon the parties hereto, and the same shall be effective and binding upon the parties only to the extent set forth in such writing.

         (j) EXPENSES. Except as otherwise provided in this Agreement, the parties hall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

         (k) CONSTRUCTION. The section headings are provided herein for convenience of reference only and shall not serve as a basis for interpretation or construction of this Agreement. Each party hereto agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction of interpretation of this Agreement. As used in this Agreement, the words "include" and "including", and all variations thereof, shall not be deemed to be terms of limitation.

         (l) FURTHER ACTION. Each party hereto agrees to perform all further acts and to execute and deliver or cause to be executed and delivered all documents, instruments and agreements which may be reasonably necessary to carry out the intents and purposes of this Agreement or to enable the other party to enforce any of its rights under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first written above.


ALLIANCE:                       ALLIANCE HOLDING CORPORATION, an Ohio
                                corporation

                                By:  /S/ JOSEPH E. LOCONTI
                                     ---------------------
                                     Joseph E. LoConti
                                Its: President

BTIL:                           BERKELEY TECHNOLOGY INVESTMENTS
                                LIMITED, a Jersey, Channel Islands, corporation

                                By:  /S/ J.C. CLEMENTS
                                     -----------------
                                     J.C. Clements
                                Its: Director

LONDON PACIFIC:                 LONDON PACIFIC LIFE & ANNUITY
                                COMPANY, a North Carolina stock life insurance company

                                By:  /S/ SUSAN Y. GRESSEL
                                     --------------------
                                     Susan Y. Gressel
                                Its: Vice President and Treasurer